Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Release (the “Agreement”) is made by and between Yukiko Tegarden, an individual ("Executive") and Techpoint, Inc., a Delaware Corporation (the "Company") (individually each a “Party” and collectively the “Parties”).  Executive must sign and return this Agreement within twenty-one (21) days of her receipt of this Agreement to be eligible for the severance benefits described below.

WHEREAS, Executive served the Company as its Chief Financial Officer from March of 2016 until August 31, 2018, on which date her employment with the Company terminated (the “Termination Date”); and

WHEREAS, the Company and Executive entered into a Proprietary Information Agreement (“PIA”) upon her joining the Company; and

WHEREAS, the Company and Executive entered into a Stock Option Award Agreement for 90,000 options granted on April 18, 2016 (the “First Option Agreement”) and a Stock Option Award Agreement for 30,000 options granted on March 28, 2017 (the “Second Option Agreement”); and

WHEREAS, the Company wishes to provide Executive with a severance package, but is willing to do so only if Executive provides the Company with this release so that the Company is assured that the severance pay satisfies Executive's expectations.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.Consideration.  In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement pursuant to Section 7(c) below, the Company agrees as follows:

(i)Separation Pay.  The Company agrees to pay Executive the lump sum of Twelve Thousand Sixteen Dollars and Sixty-Seven Cents ($12,016.67), less applicable tax withholdings (“Separation Pay”).  This payment will be made on or before the sixtieth (60th) day following the Termination Date, but not later than 60 days after the date Executive has incurred a “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended. This payment will be subject to all legally required payroll deductions and withholdings.

(ii)Options.  Executive currently holds options to purchase common stock of the Company (“Options”) under the First Option Agreement (“Option #1”) and the Second Option Agreement (“Option #2”).  As of the Termination Date and subject to the modifications set forth in this paragraph 1(ii), (a) under Option #1, 36,000 shares are vested and exercised,, 9,000 shares are vested and unexercised and remain exercisable for three (3) months post-termination, and 45,000 shares are unvested (total 90,000 shares); and (b) under Option #2, 8,500 shares  are vested and unexercised and remain exercisable for three (3) months  post-termination, and 21,500 shares are unvested (total 30,000 shares).  Please note that for purposes of this Agreement, the Company has calculated vesting assuming Executive has performed services through September 1, 2018.  In regards to Option #1, subject to Executive’s continued compliance with her obligations under the PIA and with the provisions of sections 11 through 15 below, Executive will continue to vest in Option #1 pursuant to the terms of the First Option Agreement during the twelve (12) month period following the Termination Date at the rate of  1,667 shares per month on the first calendar day of each month commencing October 1, 2018 (subject to a maximum of 20,000 shares eligible to vest through the twelve (12) month anniversary of the Termination Date), and her compliance with such conditions during such twelve (12) month period will be treated as “Continuous Service” for purposes of determining the exercisability of the 20,000 shares eligible to vest under Option #1 during such twelve (12) month period pursuant to the terms of  the First Option Agreement. Executive shall continue to have only three (3) months from the Termination Date to exercise the 9,000 shares that are vested and unexercised shares as of the Termination Date under Option #1, and if Executive elects not to exercise those shares within such three (3) month period, then those shares will be terminated as of the end of such three (3) month period.  All shares underlying Option #1 which are unvested as of the Termination Date and which are not eligible to vest during such twelve (12) month period (25,000 shares) will be terminated as of the Termination Date.

By signing this Agreement, Executive acknowledges that the shares eligible to vest during the twelve (12) month post-termination period under Option #1 will not be eligible to receive incentive stock option (“ISO”) treatment, but will instead be treated as non-statutory stock options (“NSO”).  Additionally, Executive acknowledges that there are differences between the tax treatment of an NSO and an ISO, that she has had the opportunity to seek the advice of her personal tax advisor and is not relying on the Company for tax advice, including with respect to the impact of this Agreement on the ISO status of any portion of her Options, and that she desires to enter into this Agreement notwithstanding such consequences.  Executive understands that her entitlement to this portion of the consideration for this Agreement is contingent on her continued compliance with her obligations under the PIA and Executive’s continued compliance with the provisions of sections 11 through 15 below, and that the Company reserves the right to revoke such entitlement should she fail to do so.  All shares underlying Option #2 which are unvested as of the Termination Date will be terminated as of the Termination Date and Executive shall have three (3) months from the Termination Date to exercise any such vested shares underlying Option #2, and if Executive elects not to exercise such vested shares underlying Option #2 within such three (3) month period, then those shares will be terminated as of the end of such three (3) month period.

Other than Option #1 and Option #2, Executive specifically agrees that she has not received nor has she been promised or granted any stock ownership or stock option rights in the Company, and she will not have or be entitled to receive any ownership interest of any kind in the Company in the future.  If this Agreement does not become effective, Executive’s vesting in Option #1 and Option #2 will be deemed to have ceased as of the Termination Date, and she will have only three (3) months from the Termination Date to exercise the vested portion, if any, of Option #1 and Option #2.

(iii)General.  Executive acknowledges that without this Agreement, she is otherwise not entitled to the consideration listed in this Section 1, which is offered by the Company solely as consideration for this Agreement.

2.Benefits.  Executive’s health insurance benefits will cease on August 31, 2018, subject to Executive’s right to continue her health insurance under COBRA.  Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of any bonuses, vacation and PTO, will cease as of the Termination Date.

3.Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of the PIA, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Executive’s signature below constitutes her certification under penalty of perjury that she has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with her employment with the Company, or otherwise belonging to the Company.

4.Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”).  Executive, on her own behalf, both in her individual and representative capacity, and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts. facts or damages that have occurred up to and including the Effective Date of this Agreement including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Sarbanes-Oxley Act of 2002, section 49.60.010 et seq.; the Fair Labor Standards Act, 29 U.S.C. §§201 et seq.; relevant California Labor Code provisions; all amendments to each of the above-referenced statutes; and any other federal, state or local laws or regulations relating to employment terms and conditions of employment;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars her from recovering such monetary relief from the Company).

In addition, this release does not waive Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.  Executive acknowledges and agrees that she may disclose confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.  Executive may also disclose confidential information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.  Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of confidential information that are expressly allowed by 18 U.S.C. § 1833(b).

Finally, this release does not extend to (a) any rights to reimbursement or indemnification Executive may have pursuant to any written agreement with the Company, or any parent or subsidiary of the Company, to which Executive is a party; the charter, bylaws or other governing documents of the Company, or any parent or subsidiary of the Company; under applicable law; or under directors and officers liability, errors and omissions, or other insurance policies (including any run-off endorsement relating thereto), or otherwise; or (b) any rights or claims to contribution Executive may have in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company or any parent or subsidiary of the Company (or the directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns of any of them) are jointly responsible.

6.Additional Effects of Release.  Without limiting the generality of the forgoing, Executive agrees that as a result of the termination of her employment as described herein, Executive has no right to severance benefits of any type, other than as set forth herein, and expressly waives and releases any rights to severance or other benefits under any other agreement with, or policy or practice of, the Company.  Executive further acknowledges and agrees that while the Options will continue to vest subject to the provisions of Section 1.(ii) above, Executive otherwise has no continuing right to accelerated vesting of options or other equity under any circumstances, and Executive waives and releases any claim to such rights.

7.Acknowledgement of Waiver of Claims Under ADEA.  Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further acknowledges that she has been advised by this writing that:

(a) she should consult with an attorney prior to executing this Agreement;

(b) she has twenty-one (21) days within which to consider and accept the terms of this Agreement.  To accept the terms of this Agreement, Executive shall date and sign this Agreement and return it to Hiro Kozato, Techpoint, Inc., 2550 North First Street, Suite 550, San Jose, CA 95131;

(c) she has seven (7) days following her execution of this Agreement to revoke this Agreement (“Revocation Period”).  If she decides to revoke this Agreement after signing, she must submit a written statement of revocation by the last day of the Revocation Period to Hiro Kozato, Techpoint, Inc., 2550 North First Street, Suite 550, San Jose, CA 95131;

(d) if Executive does not revoke during the seven-day Revocation Period, this Agreement will take effect on the eighth (8th) day after the date Executive signs the Agreement (“Effective Date”); and

(e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

8.Unknown Claims.  The release of claims herein extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected.  Executive  expressly waives the benefits of any provision of the laws of the United States or of any state which provide that a general release does not extend to claims which a party does not know or expect to exist in its favor at the time of executing the release, which if known to the party may have materially affected the settlement.  It is Executive's intention to forever discharge and release known and unknown, present and future claims against the Releasees within the scope of the release set forth herein.

9.No Pending or Future Lawsuits.  Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.No Cooperation.  Executive agrees not to act in any manner that might damage the business of the Company.  Executive further agrees that she will not knowingly encourage or counsel any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that she cannot provide counsel.

12.Non-Disparagement.  Executive agrees to refrain from any disparagement, defamation, libel or slander of any of the Releasees, or any tortious interference with the contracts, relationships and prospective economic advantage of the other party or any of the Releasees.

13.Non-Solicitation.  Executive agrees that, by virtue of her employment with the Company, she has been privy to highly confidential and sensitive information pertaining to the Company’s key employees and independent contractors.  In order to protect the Company’s legitimate interests in such information, Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, she shall not directly or indirectly hire, retain or attempt to hire or retain any employee or independent contractor of the Company or in any way interfere with the relationship between the Company and any of its employees or independent contractors.

14.Transition Assistance.  Executive agrees to make herself reasonably available to answer any questions the Company may have related to projects and duties she performed as CFO for a period of twelve (12) months following the Termination Date.

15.Breach.  Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the PIA shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law.  All other provisions of this Agreement shall remain in full force and effect.

16.No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims.  No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims; or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party, or to any third party.

17.Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

18.Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN JOSE, CALIFORNIA BEFORE JAMS, PURSUANT TO ITS COMMERCIAL ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF

COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19.Cooperation with Company.  Executive agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Executive’s period of employment.  The Company agrees to pay Executive a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

20.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on her behalf under the terms of this Agreement.  Executive agrees and understands that she is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.No Representations.  Executive represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.Severability.  In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

24.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the PIA and the applicable Option Agreements.

25.No Waiver.  The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

26.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

27.Governing Law and Venue.  This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions.

28.Counterparts.  This Agreement may be executed in counterparts and by facsimile or PDF, and each counterpart and facsimile or PDF shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.Notices.  Any notice to be provided to the Company pursuant to this Agreement must be submitted to the Company’s Chief Executive Officer at Techpoint, Inc., 2550 North First Street, Suite 550, San Jose, CA 95131.  Any notice to be provided to Executive pursuant to this Agreement must be submitted to her home address, 486 Central Avenue, Sunnyvale, CA 94086.

30.Voluntary Execution of Agreement.  Executive represents and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)  she has read this Agreement;

(b)she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or that she has voluntarily declined to seek such counsel;

(c)she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)  she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Techpoint, Inc.
Dated:September 21, 2018	By:	/s/ Hiro Kozato
HIRO KOZATO Its Chief Executive Officer
Dated:September 20, 2018	By:	/s/ Yukiko Tegarden
Yukiko Tegarden